Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

ENTERS INTO JOINT VENTURE AND

ANNOUNCES AGREEMENT TO ACQUIRE 1,214,165 SF

DEPARTMENT OF VETERANS AFFAIRS PORTFOLIO FOR $635.6 MILLION

WASHINGTON, D.C. – October 13, 2021 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today the formation of a joint venture with one of the preferred leading global investors. The joint venture (the “JV”) will serve as the investment vehicle for the acquisition of an anticipated 1,214,165 leased square foot portfolio of 10 properties expected to close on a rolling basis by the end of 2023, which is 100% leased to the Department of Veterans Affairs (VA), for a purchase price of approximately $635.6 million under predominately 20-year firm term leases (the “VA Portfolio”).

Easterly’s JV partner will retain a 47.0% stake in the JV. Easterly will retain a 53.0% stake in the JV. Easterly will also receive asset management fees from the JV partner and be responsible for the day-to-day management of the properties.

“Easterly is excited to announce a strategic partnership with one of the most sophisticated real estate investors in the world,” said Meghan G. Baivier, Easterly’s Chief Financial and Operating Officer. “This partnership expands our ability to execute on our disciplined external growth strategy by enhancing and diversifying our cost of capital, which will serve to further differentiate the Company from its competitors.”

The 100% build-to-suit VA Portfolio is entirely comprised of state-of-the-art, Class A Green Globe® Certified facilities, either recently delivered or under construction. The JV closed on the acquisition of two of the 10 properties in the VA Portfolio, which are currently operating. Further, and subject to the completion of customary closing conditions, the JV expects to close on the acquisition of the remaining eight properties on a rolling basis by the end of 2023, in connection with construction completion and lease commencement dates.  Once delivered, these facilities will be the newest VA medical care centers in six of the 18 Veterans Integrated Services Networks (VISNs), which six VISNs offer critical healthcare services for approximately 7.2 million veterans, or approximately one third of the entire U.S. veteran population. Each new facility will enable the VA to expand its current services in each local market by either replacing smaller existing clinics or supplementing existing facilities with more robust capabilities in a complementary location.

“The VA Portfolio is ideally suited for Easterly,” said William C. Trimble III, Easterly’s Chief Executive Officer. “All 1.2 million square feet in this portfolio are considered ‘the center of the bullseye’ as these brand-new facilities fulfill every one of our long-held underwriting requirements. Each of the 10 assets are 100% leased to the United States Government through the Department of Veterans Affairs for a weighted average lease term of 19.6 years. In addition, all are built-to-suit, Class A, mission critical, green facilities and will help provide enhanced medical care for our nation’s deserving veterans. Easterly looks forward to further expanding its partnership with the Department of Veterans Affairs and to serving as its landlord for decades to come.”

Each of the 10 facilities is expected to serve its respective surrounding region’s veteran population by housing vital services for a wide range of medical, dental, and mental health care needs. To ensure the portfolio meets the exact needs of this important mission, the VA plans to invest over $174 million into its tenant finishes and state-of-the-art medical equipment and technology.

JV Highlights:

•	The JV partner will retain a 47.0% stake in the JV.
•	Easterly will retain a 53.0% stake in the JV.
•	Easterly will act as the manager of the JV, with customary rights and obligations, and will receive customary fees.
•	The JV will fund the properties within the VA Portfolio, detailed below.

VA Portfolio Highlights:

•	Anticipated 1,214,165 leased square foot portfolio of 10 properties, 100% leased to the VA with a weighted average lease term of 19.6 years (firm).
•	Purchase price of $635.6 million.
•	Two of 10 assets already delivered and acquired; remaining eight assets either ready for future acquisition or currently under construction.
•	Brand-new, build-to-suit state-of-the-art facilities.
•	Over $174 million in VA-funded improvements planned across the portfolio.
•	Entire VA Portfolio is designed to achieve Green Globes Certification®.
•	100% of the VA Portfolio is backed by the full faith and credit of the U.S. Government.

The VA Portfolio is comprised of the following 10 properties, arranged by anticipated lease commencement date:

Property Name	State	Leased SF	Leased	Lease Term (Yrs)	Status
VA - Chattanooga	TN	94,566	100%	15.0	Delivered (Nov. 2020) / Future Acquisition
VA - Lubbock	TX	120,916	100%	20.0	Delivered (Dec. 2020) / Acquired (Oct. 2021)
VA - Lenexa	KS	31,062	100%	20.0	Delivered (May 2021) / Acquired (Oct. 2021)
VA - San Antonio	TX	226,148	100%	20.0	Development / Future Acquisition
VA - Birmingham	AL	77,128	100%	20.0	Development / Future Acquisition
VA - Columbus	GA	67,793	100%	20.0	Development / Future Acquisition
VA - Phoenix	AZ	257,294	100%	20.0	Development / Future Acquisition
VA - Marietta	GA	76,882	100%	20.0	Development / Future Acquisition
VA - Corpus Christi	TX	69,276	100%	20.0	Development / Future Acquisition
VA - Jacksonville	FL	193,100	100%	20.0	Development / Future Acquisition
Totals		1,214,165	100%	19.6(1)
(1)	Weighted average by leased square foot.

VA - Chattanooga, TN

VA - Chattanooga is a 94,566 leased square foot Class A facility that was completed in November 2020 and is subject to a 15-year firm term lease that does not expire until November 2035. This VA facility replaced and doubled the size of an existing clinic and currently serves over 25,000 veterans in the surrounding area.

Located on a 17-acre site, this Two Green Globes® Certified facility offers audiology, imaging, pathology, lab, dental, and mental health services.

VA - Lubbock, TX

VA - Lubbock is a 120,916 leased square foot facility that was completed in December 2020 and is subject to a 20-year firm term lease that does not expire until December 2040. This state-of-the-art facility is located on the Texas Tech medical campus and is designed to serve over 300,000 veterans in the surrounding area.

VA - Lubbock, a Two Green Globes® Certified facility, sits on a 14.5-acre site and features an ambulatory surgery center as well as general health, dental, audiology, ophthalmology, MRI, radiology, pharmacy, lab, physical therapy, and mental health services.

VA - Lenexa, KS

VA - Lenexa is a 31,062 leased square foot facility that was delivered in May 2021 and is subject to a 20-year firm term lease that does not expire until May 2041. This Class A VA outpatient facility offers primary and specialty care, including audiology, dental services, pathology and lab services, as well as radiology. This facility has achieved Two Green Globes® Certification and serves over 150,000 veterans in the surrounding region.

VA - San Antonio, TX

VA - San Antonio, one of the largest assets in the VA Portfolio, is anticipated to be a 226,148 leased square foot facility that, upon completion, will be leased under a brand new 20-year firm term lease. Sitting on an over 25-acre site, this facility will serve as a consolidation of existing services from multiple clinics throughout the region. The three-story facility will have six Patient Aligned Care Team (PACT) modules serving 128 exam rooms. The facility will offer general and mental health, surgery, imaging, lab, a pharmacy, and CT/MRI services to the area’s approximately 150,000 veterans. This facility is designed to achieve Two Green Globes® Certification.

VA - Birmingham, AL

VA - Birmingham will serve as the new Birmingham Mental Health Clinic and will provide enhanced services not currently offered due to lack of space in the existing VA medical center. Upon completion, a brand-new 20-year lease will commence.

This two-story, anticipated 77,128 leased square foot facility with pending Two Green Globes® Certification sits on 6.5 acres and is expected to serve approximately 25,000 veterans in the surrounding region.

VA - Columbus, GA

VA - Columbus is expected to provide an enhanced range of services to the approximately 30,000 surrounding veterans that reside close to the Georgia-Alabama state line.  Once this facility with a pending Two Green Globes® Certification is delivered, a 20-year lease will then commence at this brand-new anticipated 67,793 leased square foot outpatient facility.

VA - Phoenix, AZ

At an anticipated 257,294 leased square feet, VA - Phoenix will become one of the nation’s largest VA outpatient facilities and is the largest asset in the VA Portfolio. When construction is complete and a brand-new 20-year lease term commences, the five-story building is expected to serve half a million veterans. The facility, with an anticipated Two Green Globes® Certification, will include multi-specialty and telehealth clinics, an education center, pathology, and imaging. The second floor of the facility is expected to house one of the largest outpatient mental health clinics in the region.

VA - Marietta, GA

VA - Marietta, an anticipated 76,882 leased square foot state-of-the-art facility, is one of several new clinics that is planned to replace older, outdated VA facilities throughout the region. The new facility, currently tracking to a Two Green Globes® Certification, is estimated to serve approximately 17,000 veterans who receive services in Cobb County and will provide specialty services, including primary care, mental health, radiology, audiology, eye, and dental care. When construction is complete, a brand-new 20-year lease will commence.

VA - Corpus Christi, TX

VA - Corpus Christi will serve as the newest outpatient facility in the region and will provide a range of services, including but not limited to an audiology clinic, a mental health clinic, pathology, radiology, and homeless care. Upon completion, a brand-new 20-year lease will commence.

This two-story, anticipated 69,276 leased square foot facility, with pending Two Green Globes® Certification, sits on 6.3 acres and is expected to serve approximately 25,000 veterans in the surrounding region.

VA - Jacksonville, FL

VA - Jacksonville, the last facility expected to be delivered within the VA Portfolio, will feature two buildings, an outpatient facility and a domiciliary. The facility will eventually replace two smaller facilities within the region. This 193,100 leased square foot state-of-the-art facility, with a pending Two Green Globes® Certification, will sit on approximately 20 acres and serve under a brand-new 20-year lease.

Year to date, Easterly has acquired, either directly or through the JV, eight properties for a total pro rata contractual purchase price of approximately $167.8 million, which is 56% of the Company's latest acquisition volume target of $300 million for the year. Pro forma for the two completed acquisitions in the VA Portfolio, Easterly owns, directly or through the JV, 86 properties totaling 7.8 million square feet.

Citigroup Global Markets Inc. acted as financial advisor, and Goodwin Procter LLP, and Stroock & Stroock & Lavan LLP acted as legal counsel to Easterly.

The portfolio seller was advised by Newmark.

Renderings are courtesy of Hoefer Welker.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE: DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration

(GSA).  For further information on the Company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to risks relating to the ability of the JV to close on one or more properties in the VA Portfolio on the proposed terms and schedule or at all; risks relating to the ability of the Company and/or the JV partner to satisfy their respective obligations in connection with entering into the JV, including obtaining any required regulatory approval; the risk that the Company, the JV partner or the JV will be unable to obtain financing as needed; risks that the expected benefits of the JV will not occur; and those risks and uncertainties associated with the Company’s business described from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on February 24, 2021. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

IR@easterlyreit.com